PRODUCT DEVELOPMENT AND LICENSE AGREEMENT

     This license agreement (the “Agreement”) dated as of June 16, 2004 (the “Effective Date”) is entered into by and between Nostrum Pharmaceuticals, Inc. (“Nostrum”), a Delaware corporation, and Bionutrics, Inc. (“Bionutrics”), a Nevada corporation.

WHEREAS,

     A.     Nostrum has developed, and is in the process of developing, controlled release and other technology for pharmaceutical products.

     B.     Bionutrics is researching, developing, manufacturing, marketing and selling pharmaceutical products.

     C.     Bionutrics desires to license from Nostrum the exclusive right to develop, manufacture, market and sell the Products (as hereinafter defined) in the Territory (as hereinafter defined), and Nostrum desires to grant such license to Bionutrics, all on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

Article 1 - Definitions

     The capitalized terms set forth below (whether in the singular or plural) shall have the meanings indicated for the purposes of this Agreement.

“Affiliate” means any Person which controls, is controlled by or is under common control with Bionutrics or Nostrum, as the case may be. The term “control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or equity interest of the subject Person, or the right to receive over fifty percent (50%) of the profits or earnings of such Person. Such other relationship as in fact gives a Person the power or ability to control the management, business and affairs of the subject Person shall also be deemed to constitute control.

“FDA” means the United States Food and Drug Administration or any successor agency of the United States government.

“Nostrum Technology” means all of Nostrum’s proprietary information, know-how, materials and technology related to the Products (including without limitation, manufacturing information) and any related patent applications or patents owned or controlled by Nostrum or its Affiliates to the extent they cover the Products or any such information, know-how, materials or technology as applied to the Products.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

“Products” means four proprietary to be named pharmaceutical canidates that qualify for filing with the FDA under a “505(b)(2)” application using Nostrum Technology, that have completed formulation development indicating appropriate functionality. Bionutrics and Nostrum shall act in good faith in the selection and approval of these Products, all of which are expected be provided to Bionutrics within the next six months.

“Territory” means the world.

Article 2 - Grant of License

     2.1     License Grant. Nostrum hereby grants to Bionutrics, and Bionutrics accepts, an exclusive license under the Nostrum Technology to develop, make, have made, use, import, offer for sale, market and sell Products in the Territory.

     2.2     Retained Rights. Subject to the licenses granted to Bionutrics hereunder, Nostrum shall remain the sole owner of any Nostrum Technology, which Nostrum shall have furnished to Bionutrics in connection with the performance of Nostrum’s obligations pursuant to this Agreement. Nostrum shall retain all right, title and interest to use or license the Nostrum Technology in connection with any product, formulation or process except the Products.

     2.3     Development of Other Products/Bionutrics’ Rights.

          (a)     In partial consideration for the payment made by Bionutrics pursuant to Section 4.1, Bionutrics shall have, for a period of three (3) years after the Effective Date (the “Option Period”), certain rights as set forth in Sections 2.3(b) and 2.3(c) with respect to any other products using the Nostrum Technology which meet all of the following criteria (“New Products”):

           (i)     products with SR-technology for conditions where inflammation is a significant contributor to, or consequence of, the following conditions:

1.	Cardiovascular
2.	Hypertension
3.	Diabetes
4.	Arthritis

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5.	Asthma
6.	Prostatic Hyperplasia
7.	Osteoporosis
8.	Systemic Lupus
9.	Inflammatory Bowel Diseases
10.	Auto-immune diseases in general

          (ii)     products that qualify for filing with the FDA under a “505(b)(2)” application or a New Drug Application (“NDA”) pursuant to the federal Food, Drug and Cosmetic Act (the “Act”); and

          (iii)     products that are not generic equivalents to branded products that qualify for filing with the FDA pursuant to an Abbreviated New Drug Application under the Act.

     (b)(i)     At the reasonable request of Bionutrics and acceptance by Nostrum at any time during the Option Period, Nostrum will conduct and complete formulation development work and pilot studies concerning up to two (2) New Product annually. Bionutrics shall pay or reimburse Nostrum, as the case may be, for all costs and expenses which it may incur in connection with such development work and pilot studies within thirty (30) days following Bionutrics’ receipt of Nostrum’s invoice therefor.

           (ii)     Nostrum hereby grants to Bionutrics the right during the Option Period to obtain exclusive licenses with respect to any New Products for which Nostrum has performed formulation development work and completed pilot pursuant to Section 2.3(b)(1) . Bionutrics shall have a period of sixty (60) days from its receipt of the results of a successful pilot study with respect to a New Product in which to notify Nostrum whether Bionutrics desires to exercise its option to license such New Product. If Bionutrics does exercise its option, the parties shall in good faith negotiate and enter into a license agreement for the New Product, which shall contain essentially the same terms as those set forth in this Agreement as applied to the Products. In the event that Bionutrics does not exercise its option with respect to a given New Product, Nostrum shall be free to develop and commercialize such New Product alone or in collaboration with a third party.

     (c)     In addition to the rights set forth in Section 2.3(b), Bionutrics shall have the right of first refusal during the Option Period to obtain an exclusive license to any other New Product developed by Nostrum during the Option Period in accordance with the following: (x) In the event that Nostrum shall, at any time during the Option Period, receive a bona fide offer, or propose to offer, a license to develop, manufacture, market or sell any New Product, Nostrum shall promptly provide to Bionutrics written notice thereof. Such notice (“Option Notice”) shall set forth all relevant terms and conditions of such transaction as contained in the bona fide offer or as proposed by Nostrum and shall constitute an offer to Bionutrics on such terms and conditions. Bionutrics shall have 90 days to elect to accept such offer. (y) If Bionutrics does not elect to accept such offer with respect to such New Product within the period provided therefor, Nostrum shall be entitled to enter into an agreement with any third party with respect to such New Product (“Third Party Agreement”) on the terms and conditions set forth in the Option Notice; provided, however, that if within the immediately following 30-day period, Nostrum shall not have entered into a binding Third Party Agreement with respect to such New Product on the same terms and conditions as set forth in the Option Notice, such New Product shall again become subject to the provisions of this Section 2.3(c).

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     2.4     Effectiveness of License, First Refusal Right and Options. Notwithstanding any other provision of this Agreement, the license grant, right of first refusal and options provided for in this Article 2 shall not be effective and binding on any party for any purpose unless and until (i) all notes and other indebtedness of Bionutrics convertible into common stock of Bionutrics, in the present unpaid amount of [$1,500,000], shall be paid, discharged or converted into common stock of Bionutrics; (ii) Bionutrics has paid or otherwise discharged all indebtedness that is secured by property of Bionutrics; (iii) Bionutrics shall have received unrestricted and unencumbered cash from the future issuance and sale of its common stock in the amount of at least $1,000,000; and (iv) Bionutrics shall have certified in writing to Nostrum that the events described in clauses (i) through (iv) have occurred.

Article 3-Research Program

     3.1     Nostrum’s Obligations

           (a)     Pursuant to Bionutrics’s written request, Nostrum will conduct and complete formulation development and pilot studies to establish in-vivo performance with respect to the Product(s) (the sequence of events in each case, a “Project”). Prior to the commencement of a Project, the parties shall develop a written project plan setting forth the subject matter of the Project and an estimate of the costs and expenses that would be incurred by Nostrum in connection with the Project. Nostrum shall have the right, in its sole discretion, to contract with Enem Nostrum Remedies Pvt. Ltd. or any of their Affiliates or use third-party contractors to conduct the studies and other work under this Section 3.1.

          (b)     Prior to the termination of the Project, Nostrum shall provide to Bionutrics access to information and copies of all records relating to the Project and the results of pilot studies for the Product(s) related thereto.

          (c)     Nostrum will cooperate with Bionutrics in all phases of the work to be performed under Section 3.2, including, without limitation, the scale up, any pivotal studies and process validation.

          (d)     Within thirty (30) days of Bionutrics’ receipt of Nostrum’s invoice therefor, Bionutrics shall pay or reimburse Nostrum for its reasonable costs and expenses incurred in connection with the performance of the obligations set forth in this Section 3.1 together with such costs and expenses that Nostrum may have incurred in connection with any Project agreed upon by the parties prior to the Effective Date

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     3.2     Bionutrics Obligations.

          (a)     Bionutrics shall be responsible for all work preparatory to, and necessary for, the performance of any clinical studies for the Product(s). Bionutrics’s obligation to conduct such studies with respect to any Product shall be contingent upon the Product’s successful completion of pilot studies as well as stability testing and successful manufacture and release of finished product for use in such clinical studies.

          (b)     In the event that clinical studies conducted or arranged for by Bionutrics demonstrate efficacy and safety for a Product in accordance with FDA regulations, Bionutrics in cooperation with Nostrum shall prepare, submit and prosecute a “505(b)(2)” application or an NDA, as the case may be, with the FDA, and Bionutrics will keep Nostrum fully informed with respect to such activities. All such applications shall be filed in the name of Bionutrics, which shall be responsible, at its own expense, for continuing the post-clinical and stability testing of the Product necessary for the approval thereof and for obtaining all governmental approvals for the manufacture and commercial sale of the Product(s) in the Territory. Bionutrics will have full and complete ownership thereof.

          (c)     Bionutrics shall be responsible for all costs and expenses incurred by it in connection with the performance of its obligations under this Section 3.2. Within thirty (30) days of Bionutrics’ receipt of Nostrum’s invoice therefor, Bionutrics shall pay or reimburse Nostrum for all reasonable costs and expenses which it may incur in providing assistance to Bionutrics in the performance of its obligations under this Section 3.2.

     3.3     Diligence. Following Bionutrics’ receipt of FDA approval with respect to the manufacture and commercial sale of the Product(s) in the United States, Bionutrics shall use diligent efforts to manufacture, market, distribute and sell such Product(s).

     3.5     Ownership of Results. Subject to the provisions of Section 9.6, all data and results obtained or generated by or on behalf of either Nostrum or Bionutrics in performance of any development activities related to the Product(s) to be performed pursuant to this Agreement shall be the sole property of Bionutrics and shall be treated as Bionutrics’ Confidential Information pursuant to Article 5 hereof.

Article 4 - Payments

     4.1     Nostrum’s Consideration. In partial consideration for the license and option rights granted to Bionutrics hereunder, Bionutrics shall issue Nostrum Six Million (6,000,000) shares of its common stock in accordance with the provisions of a certain Stock Purchase Agreement between the parties dated as of June 16, 2004 (the “Stock Purchase Agreement”), a copy of which is annexed hereto as Exhibit 4.1. The terms, conditions, representations and warranties contained in the Stock Purchase Agreement are incorporated herein by reference.

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     4.2     Board Representation. In further consideration for the license and option rights granted to Nostrum hereunder, Bionutrics shall use its best efforts to cause the Board of Directors of Bionutrics (i) to be comprised of at least three (3) members and (ii) to include at least one nominee of Nostrum; provided that Nostrum and its Affiliates are beneficial owners as of the record date for the election of directors of a minimum of two million shares of Bionutrics’ common stock (adjusted for stock splits, stock dividends, reclassifications, recapitalizations, combinations and exchanges of shares).

Article 5. Confidentiality.

     5.1     Confidentiality. During the term of this Agreement and for a period of ten (10) years after its expiration or termination, each party shall maintain as confidential the Nostrum Technology, any know-how relating to the Product(s), and any other proprietary, technical or business information received from the other party pursuant to this Agreement (“Confidential Information”) and shall only use such Confidential Information in furtherance of this Agreement. Both parties agree that any employees provided or given access to the other party’s Confidential Information shall be bound by confidentiality obligations essentially the same as those set forth herein. The foregoing obligations of confidentiality and use restrictions shall not apply, however, to the extent that such Confidential Information:

(i)	was known to the receiving party, as evidenced by its written records, prior to receipt from the other party;

(ii)	is in the public domain at time of receipt or subsequently enters the public domain through no breach of this Agreement by the receiving party;

(iii)	after the date of receipt from the disclosing party, is received without secrecy obligations from a third party with a bona fide right to disclose it without violating any right of the disclosing party;

(iv)	is independently developed by the receiving party without the aid, application or use of any of the disclosing party’s Confidential Information (and such independent development can be properly documented by the receiving party);

(v)	is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market the Product pursuant to this Agreement, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

(vi)	is necessary to be disclosed to agents, consultants, Affiliates and/or other third parties for the developing, making, using, selling or importing of Product (or for such third parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such third parties agree to be bound by confidentiality obligations and use restrictions at least as restrictive as those contained in this Agreement; or

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(vii)	is required to be disclosed by law or court order, provided that notice is promptly delivered to the disclosing party in order to provide the disclosing party sufficient opportunity to seek a protective order or other similar order with respect to such Confidential Information and the receiving party thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the disclosing party.

     5.2     No Publicity; Disclosure of Agreement Terms. Neither party may use the name of the other party or its Affiliates in any publicity or advertising without the prior written permission of such party. Notwithstanding the provisions of Section 5.1 and this Section 5.2, either party may disclose the terms of this Agreement to the extent necessary to (a) actual or potential lenders or investors; (b) actual or potential joint venture or merger partners; (c) the party’s agents, consultants, Affiliates and/or other third parties necessary to facilitate an actual or potential loan, investment, joint venture or merger with such parties; or (d) the party’s accountants, consultants and attorneys, for other corporate transactions and business, on a need to know basis. Bionutrics may also disclose portions of this License Agreement in an 8-K or similar disclosure notice, as deemed necessary in its counsel’s judgement, to meet the reporting requirements of the SEC and other applicable regulations for reporting public companies.

Article 6 – Patents

     6.1     Infringement and Third Party Licenses.

     (a)     In the event that Bionutrics’, or its Affiliates’ making, having made, using, offering for sale, selling or importing the Product(s) infringes or misappropriates, will infringe or misappropriate or is alleged by a third party to infringe or misappropriate a third party’s patents or other intellectual property rights, the party hereto becoming aware of same shall promptly notify the other. The parties shall thereafter attempt to agree upon a course of action with respect thereto.

     (b)     Bionutrics shall be responsible, at Bionutrics’s expense, for the defense of any claims, demands, actions or proceedings arising from allegations that development, making, having made, using, offering for sale, selling or importing the Product(s) infringes or misappropriates or will infringe or misappropriate a third party’s patents or other intellectual property rights. Upon Bionutrics’s request and expense, Nostrum shall cooperate with Bionutrics in such defense; provided that Bionutrics shall promptly reimburse Nostrum for reasonable out-of-pocket costs and expenses incurred by Nostrum in providing such cooperation.

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     6.2     Infringement of Nostrum’s Intellectual Property Rights by a Third Party. Bionutrics and Nostrum shall promptly notify each other of any infringement of the patent rights included in the Nostrum Technology as applied to the Product(s), and/or any misappropriation or unauthorized use of any of the Nostrum Technology as applied to the Product(s), in the Territory which may come to their attention. Bionutrics shall have three (3) months to undertake reasonable efforts to obtain a discontinuance of the aforesaid infringement or unauthorized use of such patent rights and the Nostrum Technology as applied to the Product(s), and, if not successful, Bionutrics shall have the option, but is not required, to bring suit, at Bionutrics’ expense, against such infringer or unauthorized user. Nostrum may elect to join any such suit initiated by Bionutrics.

           (c)     If Bionutrics fails or elects not to obtain a discontinuance of said infringement or unauthorized use and elects not to bring suit against such third party, then in any such event Bionutrics shall give notice in writing to Nostrum of its election not to bring suit, within thirty (30) days following such election, and of the circumstances of such infringement or unauthorized use, including such evidence of such infringing activities and/or misappropriation or unauthorized use. Whether or not such notice is received, Nostrum may, but is not required to (i) obtain a discontinuance of the infringing operation or unauthorized use; or (ii) bring suit against such third party after receipt by Nostrum of the aforesaid notice or upon failure of Bionutrics to obtain a discontinuance. Any such suit or action by Nostrum under this Section 6.2(c) shall be conducted either in the name of Nostrum, or jointly in the names of Bionutrics and Nostrum, as may be required by the laws of the forum. Bionutrics shall, upon request, reasonably cooperate with Nostrum in the conduct of such suit or action. Nostrum shall be entitled to retain and keep any damages received, obtained, collected or recovered whether by judgment, settlement or otherwise, as a result of such suit or action.

Article 7 – Representations and Warranties

     7.1     Representations and Warranties by Both Parties. Each of Bionutrics and Nostrum hereby represents and warrants to the other party that:

(i)	it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

(ii)	the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

(iii)	it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iv)	the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

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(v)	except for the governmental and regulatory approvals required to market the Product in the Territory, the execution, delivery and performance of this Agreement by such party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such party;

(vi)	this Agreement constitutes such party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(vii)	it shall comply with all applicable material laws, rules and regulations relating to the performance of its obligations relating to the Product(s) under this Agreement.

     7.2     Representations and Warranties by Nostrum. Nostrum hereby represents and warrants to Bionutrics that:

(i)	it owns all right, title and interest in and to the Nostrum Technology as applied to the Product(s), free and clear of all liens and other charges and encumbrances;

(ii)	there are no adverse actions, suits or claims pending against Nostrum or any of its Affiliates in or before any court or governmental or regulatory authority with respect to the Product and/or the Nostrum Technology as applied to the Product, and no such actions, suits or claims have been threatened against Nostrum or any of its Affiliates;

(iii)	as of the Effective Date, to the best of Nostrum’s knowledge, there is no reason (e.g., debarment under the Federal Food, Drug, and Cosmetic Act) that would prevent Bionutrics from using data and information supplied by Nostrum, as part of Bionutrics’s regulatory submissions for the Product.

     7.3     Representations and Warranties by Bionutrics. Bionutrics hereby represents and warrants to Nostrum that:

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(i)	Bionutrics will immediately undertake to have its financial statements audited for the years 2002 and 2003 by (Miller, Ellin & Co., LLP of New York, New York, or other equally qualified certified public accountants); that it will make the appropriate filings with respect to these audited financial statements with the Securities and Exchange Commission; that it will file its unaudited but reviewed quarterly financial statements for 2004; and that the results of these audited financial statements will not be materially different from the results set forth in Bionutrics’ unaudited financial statements described in Section 2.5 of the Stock Purchase Agreement for 2002, 2003 and the six month period ending April 30, 2004 supplied to Nostrum prior to the execution of this Agreement.

     7.4     Continuing Representations. The representations and warranties of each party contained in Sections 7.1, 7.2 and 7.3 shall survive the execution of this Agreement.

     7.5     No Inconsistent Agreements. As of the Effective Date, neither Party has entered into, and during the term of this Agreement, neither party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

ARTICLE 8 - INDEMNIFICATION

     8.1     Indemnification by Nostrum. Nostrum shall, at its sole cost and expense, defend, indemnify and hold harmless Bionutrics and its Affiliate(s), and their respective officers, directors, agents and employees from and against all claims, liens, demands, damages, liability, actions, causes of action, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively “Claim(s)”) to the extent such Claims arise out of or in connection with, result from, or are caused by: (i) any breach by Nostrum of its representations or warranties contained in Sections 7.1 or 7.2 of this Agreement; or (ii) the gross negligence or willful misconduct of Nostrum in the performance of its obligations under this Agreement; provided, however, that Nostrum shall have no liability or indemnification obligations hereunder to the extent any such Claim is caused by the gross negligence or willful misconduct of Bionutrics, its Affiliates or their respective officers, directors, agents and employees.

     8.2     Indemnification by Bionutrics. Bionutrics shall, at its sole cost and expense, defend, indemnify and hold harmless Nostrum and its Affiliate(s), and their respective officers, directors, agents and employees from and against all claims, liens, demands, damages, liability, actions, causes of action, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively “Claim(s)”) to the extent such Claims arise out of or in connection with, result from, or are caused by: (i) any breach by Bionutrics of its representations or warranties contained in Section 7.1 or Section 7.3 of this Agreement; (ii) the gross negligence or willful misconduct of Bionutrics or its Affiliates in the performance of its or their obligations under this Agreement; (iii) the marketing, manufacture, use or sale of the Product(s) in the Territory by or on behalf of Bionutrics or its Affiliates; or (iv) allegations that the manufacture, use or sale of the Product(s) in the Territory by or on behalf of Bionutrics or its Affiliates infringes third party patents; provided, however, that Bionutrics shall have no liability or indemnification obligations hereunder to the extent any such Claim is caused by the gross negligence or willful misconduct of Nostrum, its Affiliates or their respective officers, directors, agents and employees.

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     8.3     Conditions to Indemnification. The obligations of the indemnifying party under Articles 8.1 and 8.2 are conditioned upon the delivery of written notice to the indemnifying party of any potential Claim promptly after the indemnified party becomes aware of such potential Claim. The foregoing notwithstanding, the parties acknowledge and agree that failure of the indemnified party to promptly notify the indemnifying party of a potential Claim shall not constitute a waiver of, or result in the loss of, such party’s right to indemnification under Articles 8.1 or 8.2, as appropriate, except to the extent that the indemnifying party’s rights, and/or its ability to defend against such liability are materially prejudiced by such failure to notify. The indemnifying party is hereby authorized to carry out the sole management and defense of such potential Claim, and shall have the right to assume the defense of any suit or claim related to the Claim if it has assumed responsibility for the Claim in writing. However, if in the reasonable judgment of the indemnified party, such Claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

     8.5     Limitation of Liability. With respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to compensatory damages only and in no event shall a party be liable for punitive or exemplary damages. The foregoing limitation will not prevent a party entitled to indemnification pursuant to this Agreement from recovering all components of any judgment or award against such a party by an unaffiliated party.

Article 9 - Term and Termination

     9.1     Term and Expiration. The term of this Agreement shall be separably applicable to each Project and the Product related thereto and unless otherwise provided in Section 2.4, shall commence as of the Effective Date and, unless sooner terminated pursuant to this Article 9, shall continue in effect for as long as Bionutrics is marketing any Product.

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     9.2     Rights of Bionutrics to Terminate.

(a) Pursuant to the terms of Section 3, Bionutrics may, upon written notice, terminate this Agreement with respect to a Project and the Product related thereto;

(b) Bionutrics may, upon written notice, terminate this Agreement with respect to a Project and the Product related thereto in the event that (i) Bionutrics reasonably believes that use of any portion of the Nostrum Technology as applied to such Product pursuant to the license granted in Section 2 hereof would infringe any patent, copyright, trademark or other intellectual property right of a third party or misappropriate any trade secret of a third party; or (ii) the Product loses substantially all of its commercial value for Bionutrics, due to: (a) expected extraordinary competition or direct competition, or (b) decrease in sales of any corresponding product in the Territory based on International Marketing Service data or equivalent data relating to the market for the Product in the Territory.

     9.3     Rights of Nostrum to Terminate. Nostrum may, upon written notice, terminate this Agreement or any Project(s) and Product(s) thereunder in the event that any of the following conditions did not exist as of the 120th day following the Effective Date: (i) Bionutrics has no unpaid or undischarged notes or other indebtedness that is convertible into common stock of Bionutrics; (ii) Bionutrics has no indebtedness that is secured by property of Bionutrics; (iii) Bionutrics has obtained agreement and signatures per a Lock-Up Agreement (Attachment A hereto) from the Company’s shareholders constituting a minimum 13,500,000 shares of the Company’s outstanding common stock (including the common stock issued in this transaction; (iv) Bionutrics has closed and received in a private placement of its common stock unrestricted and unencumbered cash in the amount of at least $1,000,000; and (v) Bionutrics has certified in writing to Nostrum that the events described in clauses (i) through (iv) have occurred.

     9.4     Termination for Cause. Either party shall have the right to terminate this Agreement in the event the other party breaches any material covenant, representation or warranty of this Agreement or the Stock Purchase Agreement and fails to cure such breach within sixty (60) days following written notice of such breach.

     9.5     Bankruptcy or Insolvency. Either party shall be entitled to immediately terminate this Agreement upon the filing or institution of bankruptcy, reorganization (in connection with any insolvency), liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for such other party’s business, or if a substantial portion of such other party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding or the attachment of a substantial portion of a party’s assets such right to terminate shall only become effective if the proceeding or attachment is not dismissed within sixty (60) days after the filing thereof.

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     9.6     Effect of Termination.

          (a)     In the event that this Agreement and all Projects and Products thereunder are terminated by Nostrum pursuant to Section 9.3:

(i) the license, right of first refusal and options granted to Bionutrics under Article 2 hereof shall terminate, Bionutrics shall transfer to Nostrum all of the formulations, processes and other technology, approvals, applications and records related to the development and commercialization of the Products, and Nostrum shall thereafter have the right to develop, manufacture and otherwise commercialize the Products in the Territory; and

(ii) the Stock Purchase Agreement shall be rescinded, and the shares of Bionutrics issued to Nostrum thereunder shall be returned to Bionutrics for cancellation.

          (b)     In the event that this Agreement is terminated with respect to less than all of the Projects and Products hereunder, (i) the license granted to Bionutrics under Section 2.1 shall terminate with respect to the Product(s) that are the subject of such termination; (ii) Bionutrics shall transfer to Nostrum all of (a) the formulations, processes and other technology relating to such Products(s); (b) the approvals and applications (except those relating to any NDA or “505(b)(2)”) for such Products, and (c) the records directly related to the development and commercialization of such Product(s) and the related Product(s); and (iii) Nostrum shall thereafter have the right to develop, manufacture and otherwise commercialize such Product(s) in the Territory.

     9.7     Surviving Terms. The provisions of Section 9.6, and of Articles 5, 8 and 11 and such other provisions of this Agreement which by their expressed terms are to be performed or complied with subsequent to the termination or expiration of this Agreement, shall survive such termination or expiration and shall continue in full force and effect in accordance with their respective terms.

Article 10. Force Majeure

          (a)     No failure or omission by the parties in the performance of any obligation according to this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the party, including, but not limited to, strikes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, energy shortages and acts of government or governmental agencies or instrumentalities.

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Article 11 - Miscellaneous

     11.1     No Waiver. No failure by a party to exercise any rights hereunder in the event of a breach or violation hereof by the other party shall constitute a waiver of any such rights. No waiver by any party of any breach or violation hereof by the other party, shall constitute a waiver of any rights in respect of any other or subsequent breach or violation.

     11.2     Notices. All notices given under this Agreement shall be in writing and given by personal delivery, confirmed facsimile transmission, nationally recognized overnight courier (prepaid) or registered or certified mail, postage prepaid with return receipt requested. Notices shall be addressed:

          if to Nostrum, at

               203 Somerset Court
               Princeton, New Jersey 08540
               Attn: Nirmal Mulye, Ph.D.
               Fax: (732) 355-1271

         if to Bionutrics, at

               2415 East Camelback Road
               Suite 700
               Phoenix, Arizona 85022
               Attn.: Ronald Howard Lane, Ph.D.
               Fax: (602) 508-0115

A party may change its address by written notice in accordance with this Section 11.3.

     11.3     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof.

     11.4     Independent Contractor. The parties shall be considered independent contractors, and neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to make either party an agent, employee or legal representative of the other, nor shall this Agreement be deemed to establish a joint venture or partnership.

     11.5     Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, then such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction and this Agreement shall not otherwise be affected.

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     11.6     Effect of Assignment. This Agreement shall be binding upon, and inure to the benefit of, each party and its permitted successors and permitted assigns. Each party shall be responsible for the compliance by any of its permitted assignees with the terms and conditions of this Agreement.

     11.7     Recording. Each party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the Territory, and Nostrum or Bionutrics, as the case may be, shall provide reasonable assistance to the other in effecting such recording, registering or notifying.

     11.8     Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     11.9     Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto and is delivered to the other party in accordance with Section 11.3. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

     11.10     Entire Agreement. This Agreement, together with the attached exhibit , represents the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements and understandings, whether written or oral. No terms or provisions of this Agreement shall be varied or modified and no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

     11.11.     Dispute Resolution.

               (i) Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section 11.11 and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Section may be modified by written agreement of the parties..

               (ii) Dispute Resolution Procedures.

          (a)     Negotiation. In the event of any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, either party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within thirty (20) days after the date of such notice (the "Dispute Notice Date").

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          (b)     Mediation. If the matter remains unresolved within forty-five (45) days after the Dispute Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding administered and conducted by the American Arbitration Association (“AAA”) in New York City under its Commercial Mediation Rules, except that specific provisions of this Section shall override inconsistent provisions of the AAA Commercial Mediation Rules. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within ninety (90) days after the Dispute Notice Date.

          (c)     If and to the extent that the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, then all such claims, controversies and disputes shall be settled by arbitration administered and conducted by the AAA in New York City under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) therein may be entered in any court having jurisdiction thereof.

          (iii)     Preservation of Rights Pending Resolution.

               (a)     Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

               (b)     Provisional Remedies. Although the procedures specified in this Section 11.11 are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

                (c)     Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in this Section 11.11 are pending. The parties shall take any actions necessary to effectuate this result.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

NOSTRUM PHARMACEUTICALS, INC.	BIONUTRICS, INC.

By: /s/ Nirmal Mulye, Ph.D.	By: /s/ Ronald Howard Lane, Ph.D.
Name: Nirmal Mulye, Ph.D.	Name: Ronald Howard Lane, Ph.D.
Title: President	Title: President

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